Exhibit 99.5

JULY 08, 2014 / 10:00PM GMT, SLXP - Salix Pharmaceuticals to Combine with Cosmo

Technologies to Form Salix Pharmaceuticals, plc

CORPORATE PARTICIPANTS

Mike Freeman Salix Pharmaceuticals Ltd - Associate VP, IR & Corporate Communications

Carolyn Logan Salix Pharmaceuticals Ltd - President and CEO

Adam Derbyshire Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

Bill Forbes Salix Pharmaceuticals Ltd - EVP, Medical, Research and Development, and Chief Development Officer

CONFERENCE CALL PARTICIPANTS

Andrew Finkelstein Susquehanna Financial Group / SIG - Analyst

Gary Nachman Goldman Sachs - Analyst

Shibani Malhotra Sterne, Agee & Leach, Inc. - Analyst

Mike Faerm Wells Fargo Securities - Analyst

Annabel Samimy Stifel Nicolaus - Analyst

Tim Lugo William Blair & Company - Analyst

David Amsellem Piper Jaffray & Co. - Analyst

Mario Corso Mizuho Securities Co., Ltd. - Analyst

Corey Davis Canaccord Genuity - Analyst

Jason Gerberry Leerink Partners - Analyst

Greg Gilbert DB - Analyst

PRESENTATION

Operator

Good day, and welcome to the Salix Cosmo Tech combination conference call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Mike Freeman. Please go ahead.

Mike Freeman - Salix Pharmaceuticals Ltd - Associate VP, IR & Corporate Communications

Good evening. I am Mike Freeman, Associate Vice President of Investor Relations and Corporate Communications for Salix Pharmaceuticals. Thank you for joining us on short notice to discuss our recent announcement regarding our agreement to combine with Cosmo Technologies to form Salix Pharmaceuticals plc. A copy of the press release, as well as related presentation material is available on our website at www.salix.com.

Before I turn the call over to Carolyn Logan, let me refer to slide 2, and remind you that various remarks the management might make during this conference call about future expectations, plans and prospects for the Company constitute forward-looking statements which involve risk and uncertainties. Actual results might differ materially from those indicated by these forward-looking statements, as a result of various important factors including those discussed in our press releases and SEC filings, including our Form 10-K for 2013.

I will now turn the call over to Carolyn Logan, President and CEO of Salix Pharmaceuticals.

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JULY 08, 2014 / 10:00PM GMT, SLXP - Salix Pharmaceuticals to Combine with Cosmo

Technologies to Form Salix Pharmaceuticals, plc

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

Thank you, Mike, and thank you all for joining us to discuss what we believe is a very exciting transaction for Salix. I am very pleased to announce that Salix and Cosmo Technologies have entered into a definitive merger agreement to form Salix Pharmaceuticals plc. Combining with Cosmo Tech makes tremendous strategic and financial sense for us, as it further enhances our position as a leader in acquiring, developing and marketing products to treat gastrointestinal disease and disorders.

Acquiring the right mix of products to bolster our development pipeline has always been a priority for us. The first strategic benefit of this transaction is the addition of two new potentially large products, and improved economics of Uceris, an important product in our portfolio.

We acquired the US license for Uceris when we bought Santarus in an unrelated transaction, so of course, we know it well. This transaction allows us to capture the full value of Uceris by eliminating all royalty and milestone payments and modifying our supply agreement, all of which substantially improve its profitability. We will also be acquiring the US patents for rifamycin MMX and methylene blue MMX, which broaden and diversify our development pipeline, and provide large commercial opportunities for us as I will discuss shortly.

We see substantial product opportunities with rifamycin MMX for conditions of the colon including diverticulitis, a large and unsatisfied market. And we also will be developing rifamycin MMX for travelers diarrhea. And finally, we will develop methylene blue MMX to aid in the detection of colon cancer.

As we noted in our press release, we are also acquiring certain international rights to these products. But given our focus on building our presence and growing in the United States, we plan to sublicense the IP to interested parties.

In addition to enhancing our development pipeline, acquiring Cosmo Tech positions us to take advantage of a more efficient corporate structure. This new structure will greatly strengthen our ability to compete for new product license agreements and acquisitions, and will enhance profitability when we bring these products to market. We have always felt that our expertise in nurturing new products through the development and commercialization phases is a key competitive advantage for us.

And other key benefit will be the reduction in our effective long-term tax rate from the high 30% range to the low 20% range. This structure will enable us to obtain lower tax rates on future licensing agreements.

And finally, we expect the acquisition of Cosmo Tech to increase our sales and earnings per share growth through substantially higher margins on Uceris, future contributions from rifamycin MMX and methylene blue MMX, and a lower effective tax rate. We expect the transaction to be modestly accretive in 2016, and increasingly accretive thereafter even before the contribution from any business development we might do in the next few years.

On slide 4, proposed transaction terms. On slide 4, we have laid out the proposed transaction terms, most of which were mentioned in the press release. I will note a couple of important ones here. Our new company name will be Salix Pharmaceuticals plc. We will continue be headquartered in Raleigh, North Carolina, and upon closing incorporated in Ireland.

The ordinary shares of Salix Pharmaceuticals plc will be listed and traded on NASDAQ. Salix shareholders will own slightly less than 80% of the fully diluted ordinary shares of the combined company, and Cosmo will own slightly more than 20%.

At today’s price, Salix’s fully diluted outstanding shares are approximately 78 million. The transaction will be taxable to Salix shareholders. Our current executive leadership team will remain in place in Raleigh, and Alessandro Della Cha, Cosmo’s CEO will join our Board. We know Alex well from our relationship with Cosmo, and are delighted to have him on our team.

And finally, we expect to close the transaction during the fourth quarter of this year, following the receipt of approval by Salix’s shareholders, and the satisfaction of closing conditions and regulatory approvals including antitrust approvals in the US.

On slide 5, Cosmo Pharmaceuticals, an overview. On slide 5, I thought I would take this opportunity to tell you a little bit about Cosmo, and what compelled us to do this transaction with them. They are an excellent company and we have known them for years. Cosmo is a publicly-traded specialty pharmaceutical company headquartered in Italy that has built a proprietary clinical development pipeline specifically addressing innovative treatments for the gastrointestinal tract, such as inflammatory bowel disease, colon infections and diagnostics for the colon.

Additionally, Cosmo is the inventor and developer of Lialda and Uceris. Cosmo currently has three products on the market and six in clinical development. We have one of their products on the market, Uceris, and we will be getting two of Cosmo’s products under development, rifamycin MMX and methylene blue MMX in the United States and other certain territories.

One of the attractions of this transaction is our access to Cosmo’s proprietary MMX technology. The multi matrix technology allows delivery of active pharmaceutical ingredients mainly into the lumen of the colon through tablet erosion in a delayed and controlled manner, which enables the active pharmaceutical ingredients to be applied to the colon. So this is a very innovative and useful technology. Additionally, Cosmo will continue to manufacture and supply Uceris for us, and when rifamycin MMX and methylene blue MMX come to market, they will manufacture and supply those products for us as well.

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JULY 08, 2014 / 10:00PM GMT, SLXP - Salix Pharmaceuticals to Combine with Cosmo

Technologies to Form Salix Pharmaceuticals, plc

On slide 6, key product additions to Salix’s product development pipeline. Slide 6 provides an overview about the products we are adding to our development pipeline. The first is rifamycin MMX for travelers diarrhea. This is currently in Phase 3 testing, and assuming all goes well we would expect to launch it in the second half of 2017. We project peak year sales of approximately $130 million.

We are especially excited about rifamycin MMX’s potential for the treatment of acute uncomplicated diverticulitis in adults 18 years and older. This is an unmet medical need, and is perfectly aligned with our strategy of taking gastrointestinal products to both gastroenterologists and primary care. We would expect to launch the treatment in the first half of 2019, and project peak year sales to be approximately $500 million.

Methylene blue MMX is an orally-delivered diagnostic for colon cancer screening that is designed to increase the adenoma and carcinoma detection rate in patients 18 years or older undergoing colonoscopy. We would look to launch this product some time in the second half of 2017, and project peak year sales of approximately $500 million.

Both diverticulitis with rifamycin MMX, and colon cancer detection with methylene blue MMX are large markets. If successful in the clinic, both will be first-in-class meeting unmet medical needs, so we expect that we will do quite well with both, helping to diversify our revenue over the long-term. And finally, it is important to note, Cosmo has agreed to negotiate with us first, for the rights to all gastrointestinal products they are looking to develop or commercialize in the United States.

On slide 7, expand Salix’s development pipeline from 9 to 12. Slide 7 is just a quick snapshot to illustrate where these products fit into our pipeline, and what stage each is in, in their development. The key point here is that this adds three important and significant new opportunities for our business to diversify and grow, and takes our pipeline from 9 to 12 product opportunities.

Slide 8, proposed transaction benefits summary. In closing, slide 8 sums up the key take-aways from today’s important announcement. In short, we believe this transaction is an evolutionary step that should create long-term shareholder value by further increasing our presence in our core GI space, and bolstering our competitive position in the marketplace, all within an efficient corporate structure that should increase our profitability and accelerate our long-term growth.

Now I am going to turn the call back over to the operator for appropriate questions. Thank you.

QUESTION AND ANSWER

Operator

(Operator Instructions)

We will now take our first question.

Andrew Finkelstein - Susquehanna Financial Group / SIG - Analyst

Hello, thanks for taking the question. It is Andrew Finkelstein from Susquehanna. Congratulations on the deal, and I was hoping maybe you could comment, first of all about the structure of the two companies post the deal? And in a little bit more detail on the standstill agreement, and if other companies were to approach either — the Salix plc company or the remaining Cosmo company, what would we should understand about the arrangement? And then in terms of your outlook for 2016, if you could comment at all about whether that factors in potential sales for IBS? And at what speed the tax rate comes down, because the product mix is somewhat different in 2016 versus thereafter? Thanks.

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

I will try to answer the first part of your question, and I will leave the second part to Adam. Cosmo is subject to certain standstill restrictions for 10 years, and Cosmo will be subject to a one-year lockup on its shares. After the one-year lockup, Cosmo can initially only sell shares through two consecutive quarterly, marketed underwritten registered offerings at least three months apart.

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

And Andrew, again can you just remind me, your second and third question, I guess?

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JULY 08, 2014 / 10:00PM GMT, SLXP - Salix Pharmaceuticals to Combine with Cosmo

Technologies to Form Salix Pharmaceuticals, plc

Andrew Finkelstein - Susquehanna Financial Group / SIG - Analyst

That was, with your outlook for 2016 —

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

Right.

Andrew Finkelstein - Susquehanna Financial Group / SIG - Analyst

You talked about it being modestly accretive. Are you factoring in IBS into how you are looking at 2016? And then on the tax rate, and how quickly are you thinking the tax rate gets down to the low 20%s —

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

Yes.

Andrew Finkelstein - Susquehanna Financial Group / SIG - Analyst

And is there any implications from the fact that the product mix is somewhat different through 2016 with some of the Santarus products that come off, versus afterwards?

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

Yes. We did not run this analysis, as if we had an approval for IBS. So that, of course, will remain to be seen and hopeful that we can get that in the first quarter of 2015. And then once we do get that, then we will incorporate that into our guidance, so that modestly accretive is not off of an IBS approval. And in terms of the tax rate, we would expect it in very near-term to come down to the mid 20% range, like around 25%, and for that to work its way down to about 20%, the low 20% range. But this also assumes or doesn’t account for any future business development. So any other future business development that we can tuck into this new structure, that will further take that tax rate down in the future.

Andrew Finkelstein - Susquehanna Financial Group / SIG - Analyst

Thanks very much.

Operator

We will now go to our next question.

Gary Nachman - Goldman Sachs - Analyst

Hello, I think its me, Gary Nachman from Goldman Sachs. Why isn’t this deal accretive until 2016? Talk more about the P&L impacts in the next couple years, how dilutive do you expect it to be in 2015? And Adam, maybe you can comment, any cost synergies? Or on the other side how much R&D are you potentially adding to the combined P&L?

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

Yes. We expect for 2015, and this is not fundamentally driven. This is mechanistically driven, in terms of getting the structure in place, and the timing of getting the structure in place. And it also depends on when this closes, because if this — we do expect it to close in the fourth quarter. If it closes earlier in fourth quarter, then it could be more beneficial. But at this point in time, assuming a late fourth-quarter close, we would expect a mid single-digit dilution in 2015, and then obviously accretive thereafter.

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JULY 08, 2014 / 10:00PM GMT, SLXP - Salix Pharmaceuticals to Combine with Cosmo

Technologies to Form Salix Pharmaceuticals, plc

Gary Nachman - Goldman Sachs - Analyst

Okay. And as far as the incremental R&D expense, I mean, are you going to be rationalizing the portfolio at all? It looks like you are just sort of adding this onto what you are currently doing. (Multiple Speakers).

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

Cosmo is going to be finishing up some of the clinical studies that are ongoing. And then, of course, we will be taking over development thereafter. And when we provide our guidance for 2015, we will build that in.

Gary Nachman - Goldman Sachs - Analyst

Okay. And then lastly, if I could sneak another one in. In terms of the Uceris profitability, just give us a sense of how much that improved? So where was the gross margin for the product and where will it go?

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

The gross margins will go from about 78% to 95%.

Gary Nachman - Goldman Sachs - Analyst

Okay. Thank you.

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

Sure.

Operator

(Operator Instructions)

We will now move to our next question.

Shibani Malhotra - Sterne, Agee & Leach, Inc. - Analyst

Hello. This is Shibani from Sterne Agee. I guess, my question is, can you just give us some clarity on the timing of the deal, given you just had positive data in [IBS-D]? And talk about what this means in terms of Salix as a potential acquisition candidate? And just clarify that there is no — there is nothing in this deal that prevents the combined company from being acquired should someone want to acquire Salix?

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

Well, I don’t think this would prohibit anyone from acquiring Salix if they wanted to do so. I think it increases our value certainly in certain situations. I think I should add though, we believe an independent Salix is in the best interest of shareholders right now, and there is tremendous opportunity ahead of us for our business to create value for shareholders. So we would hope our shareholders don’t lose sight of that important fact. We certainly, we are not for sale, but we do fully recognize our fiduciary responsibility and duty to shareholders, and part of that is to review and evaluate any serious proposals made to the Board. So if we were approached, we would certainly make an evaluation at that time. But at this point I just — I don’t really think it is appropriate for us to make any further comment on rumors or any type of speculation.

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JULY 08, 2014 / 10:00PM GMT, SLXP - Salix Pharmaceuticals to Combine with Cosmo

Technologies to Form Salix Pharmaceuticals, plc

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

And Shibani, this announcement does not change our business as usual activity. So with the IBS data, obviously, we will be sharing more about that tomorrow at Investor Day. And then we will be responding to the great response, and looking for an action from the agency, and everything else is going on in the organization is in-task and moving forward. This announcement has nothing to do with changing the track any of that.

Shibani Malhotra - Sterne, Agee & Leach, Inc. - Analyst

Okay. So we can expect positive data tomorrow as well, when we get the details?

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

Well, we have already announced that we had success with the study, so you will be getting some additional details from Dr. Forbes tomorrow.

Shibani Malhotra - Sterne, Agee & Leach, Inc. - Analyst

Okay. Thanks.

Operator

We will now move to our next question.

Mike Faerm - Wells Fargo Securities - Analyst

Hello, this is Mike Faerm with Wells Fargo. Thanks for taking the question. Regarding your accretion assumptions for 2016, could you just elaborate what if any cost synergies you assumed in that guidance?

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

There really are no cost synergies. We are acquiring assets out right, so there really are no cost synergies as part of this. This is a strategic — a strategically driven acquisition.

Mike Faerm - Wells Fargo Securities - Analyst

And one follow up just, could you clarify little bit more the dilution in 2015? With the closing in 2014, what is the driver of the dilution? Is it that the tax rate reduction doesn’t really begin yet, or are there other reasons for that?

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

It is related to the structure and the timing of getting the structure in place. And once we close, Mike, obviously, we can then give you more detail around that — and the timing of the closing, because that will have an impact as well.

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

We sort of assumed the latest close —

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JULY 08, 2014 / 10:00PM GMT, SLXP - Salix Pharmaceuticals to Combine with Cosmo

Technologies to Form Salix Pharmaceuticals, plc

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

Right.

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

That we think could be — which would be very late fourth-quarter. It could potentially happen sooner, which would impact the numbers somewhat.

Mike Faerm - Wells Fargo Securities - Analyst

And the tax rate guidance that you gave, can you just confirmed that, that guidance does not include or does not assume any future deals, it is based on the portfolio as it is?

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

Correct. No, it doesn’t include any future M&A, correct.

Mike Faerm - Wells Fargo Securities - Analyst

Great. Thank you.

Operator

We will now go to our next question.

Annabel Samimy - Stifel Nicolaus - Analyst

Annabel Samimy, hello?

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

Hello, Annabel, we are here.

Annabel Samimy - Stifel Nicolaus - Analyst

Hello, it is Annabel. How are you? So just a few more questions, so you mentioned that you had some international rights to some of these products. Did I hear correctly that you were going to be licensing all of this out, and you have no interest in building a global footprint?

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

That is (Multiple Speakers) correct.

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

Correct.

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JULY 08, 2014 / 10:00PM GMT, SLXP - Salix Pharmaceuticals to Combine with Cosmo

Technologies to Form Salix Pharmaceuticals, plc

Annabel Samimy - Stifel Nicolaus - Analyst

Okay. And then, with regard to Lialda, I think — does Cosmo still receive royalties on Lialda, and are you going to be the beneficiary of that going forward? And then, if I could just ask a third question with regard to the development of rifamycin and methylene blue, can you help us understand what types of studies are still to be conducted, and what those programs could look like? Not necessarily the cost, because we will hear about that in the guidance, but what the program, the actual R&D program could look like?

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

With Lialda, yes, Cosmo will still collect those royalties, and their agreement there is with Shire, and nothing with that will change.

Annabel Samimy - Stifel Nicolaus - Analyst

Okay. So those will go directly to you then?

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

No, they will not come to us. (Multiple Speakers).

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

No, not part of this deal — (Multiple Speakers).

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

It is not part of this deal — (Multiple Speakers).

Annabel Samimy - Stifel Nicolaus - Analyst

It is not at all, okay — (Multiple Speakers).

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

They will continue to go to Cosmo.

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

And then, Dr. Forbes, he is here with us, he can help you with your methylene blue.

Bill Forbes - Salix Pharmaceuticals Ltd - EVP, Medical, Research and Development, and Chief Development Officer

Hello, Annabel, this is Bill Forbes. Let me start with rifamycin. Obviously, the rifamycin MMX for travelers diarrhea, [Falk] is actually running the last of the studies that is needed for submission for that NDA. So we are waiting for that to be wrapped up, and then be able to collect the data for it, and move forward with the filing that. But as was mentioned earlier, we are really looking at a launch in the second half of 2017. And then, for diverticulitis, Falk is also running a Phase 2 study in diverticulitis. So that is a dose ranging study and dosing frequency of BID versus PID. So we will work with Falk here, now that we have announced this to try to make sure that we bring that study to as timely a finish as possible.

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JULY 08, 2014 / 10:00PM GMT, SLXP - Salix Pharmaceuticals to Combine with Cosmo

Technologies to Form Salix Pharmaceuticals, plc

The methylene blue, currently Cosmo has a special protocol assessment in place for a pivotal study with methylene blue ongoing right now. And I think as we look at that program, there may be some additional data that we want to acquire around the use of split dosing [purgatives] and things like that. So we are evaluating that right now, but I think all of that plays into the guidance that we gave around a launch of around second half of 2017. So I hope that answers your question.

Annabel Samimy - Stifel Nicolaus - Analyst

Okay. Just a clarification. If Falk is running the clinical studies, are they responsible for the sole R&D expense on that, or you sharing in that?

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

For the travelers diarrhea, yes, the Falks are responsible for that. As you know, there was already one study that was completed by Santarus.

Annabel Samimy - Stifel Nicolaus - Analyst

Right. Okay. Great. Thank you.

Operator

And we will move to our next question.

Tim Lugo - William Blair & Company - Analyst

Hello, this is Tim Lugo from William Blair. Thanks for taking my question. Are you able to offset any of the R&D costs in the Cosmo program, with curbing some maybe internal programs? I know you had your own [Xifaxan] next-generation program that you were going to kick off some Phase 3 studies, and obviously you had Lumacan as well — does this — are there any offsets here that we should expect?

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

Well, certainly SSD is very important to us and as you know we are in a Phase 2 study currently with that. And so, we are very excited about that program, so we certainly won’t be doing anything to curtail that. And we are always looking at our R&D programs and making sure that we are spending money in the most effective and most efficient way, so nothing would change in our plans to continue to do that.

Tim Lugo - William Blair & Company - Analyst

Okay. And if you add the IBS [approval] in 2015, how should we start to think about how accretive this deal would be in 2015?

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

In 2015?

Tim Lugo - William Blair & Company - Analyst

If IBS is added on to your label in 2015?

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

No. Yes, we have not run that analysis. So again, everything was run not including an IBS approval. And so with that, as we have said before, because of the timing of getting the structure in place, it would be mid single-digit dilutive in 2015. But there are a lot of moving parts, so once this closes, then we can update everyone on that.

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JULY 08, 2014 / 10:00PM GMT, SLXP - Salix Pharmaceuticals to Combine with Cosmo

Technologies to Form Salix Pharmaceuticals, plc

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

We wouldn’t expect it to get worse. (Multiple Speakers).

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

Right. Yes — (Multiple Speakers).

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

If anything, we certainly expect it to — (Multiple Speakers).

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

To get better — (Multiple Speakers).

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

To improve, and an IBS approval would certainly be an advantage for us.

Tim Lugo - William Blair & Company - Analyst

Well, I believe you were pretty conservative then at Santarus — during the initial guidance for the Santarus acquisition, so would you say that you probably also being conservative for this acquisition as well?

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

Yes. We usually are conservative.

Tim Lugo - William Blair & Company - Analyst

Thank you.

Operator

We will go to our next.

David Amsellem - Piper Jaffray & Co. - Analyst

Hello, this is David Amsellem from Piper. So just a couple of additional questions on the pipeline on rifamycin. Santarus had some difficulty with enrolling trials in TD. Can you just comment on the difficulty of enrollment or case of enrollments, and how do you expect that to proceed? And then secondly, your comments — just a lot of your comments on methylene blue, what does that mean for the development on Lumacan, which you haven’t talked about all that much, but is that — anything changed there now that you have methylene blue MMX?

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JULY 08, 2014 / 10:00PM GMT, SLXP - Salix Pharmaceuticals to Combine with Cosmo

Technologies to Form Salix Pharmaceuticals, plc

Bill Forbes - Salix Pharmaceuticals Ltd - EVP, Medical, Research and Development, and Chief Development Officer

Sure. Well, this is Bill again, let me try to handle the rifamycin the travelers diarrhea question. I, certainly when Falk started running the last study that was needed for submission, which is essentially needed just for exposure from a safety perspective with rifamycin, they ran into some regulatory hurdles — which they are not the only company to run into those — because the government of India actually shut down clinical trials across the country, while they looked into some good clinical practice policy that they had, to make sure that the trials were being run appropriately. That is my understanding of what the difficulty was on enrollment.

I believe Falk — and I don’t mean to speak for them — but my understanding is that they have kind of regrouped and moved on to a few other countries, and they include Latin America, to try to run those clinical study, and so they should be up and going again on that. But the problem that they ran into on enrollment was not specific to rifamycin or necessarily to travelers diarrhea, as much as it was just trying to get around some of the government issues. So again, I think the efficacy is already something that they have. We have a pivotal study and some dose ranging work that has already been done. And, of course, antibiotics have been shown over and over to be able to work in travelers diarrhea. And your other question was regarding methylene blue?

David Amsellem - Piper Jaffray & Co. - Analyst

Yes. The question was does this change anything for Lumacan, which I know you haven’t talked about in a while. So what does that — what does the acquisition of methylene blue do in terms of your priorities there?

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

Well, David, this announcement has only been public for, I guess about an hour and a half now. (Laughter). So we have not had a chance to really discuss this in depth with our partners at Photocure. So I think we probably need to do that before we comment further on that. We have always thought Lumacan was a very interesting product. We still continue to think that. It is much earlier in its development then methylene blue, but I really can’t give you much more help than that. We really need to have time to discuss this in depth with our partners at Photocure.

David Amsellem - Piper Jaffray & Co. - Analyst

Okay. Can I sneak in one more just back on rifamycin? Can you just remind us what the IP on MMX with rifamycin MMX is, when it expires?

Bill Forbes - Salix Pharmaceuticals Ltd - EVP, Medical, Research and Development, and Chief Development Officer

I believe it is 2031.

David Amsellem - Piper Jaffray & Co. - Analyst

Okay. Thank you.

Operator

We will now go to our next question. Hello caller, your line is open.

Mario Corso - Mizuho Securities Co., Ltd. - Analyst

Hello, it is Mario Corso from Mizuho. Congratulations on the transaction. Just a couple of quick questions. I guess, just overall thinking about 2015 for starters, and then thereafter, I guess the nuts and bolts of this are — so you are going to have about 20% more shares outstanding. And then offsetting that is the lower tax rate, and better Uceris profitability. And I guess, we add in some R&D spending there for the pipeline as well. Just wanted to make sure my thought process was on track there.

And then in terms of Falk, and I am just trying to confirm, what rights do they have on any of these products? Is it — are they receiving the royalty somewhere down the line? And then should we think about future, lastly, should we think about IP transfer on all Relistor next-generation, Xifaxan, I don’t know, maybe IBS. I mean, are those things going to incrementally lower the tax rate over the long-term as well? Thanks.

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JULY 08, 2014 / 10:00PM GMT, SLXP - Salix Pharmaceuticals to Combine with Cosmo

Technologies to Form Salix Pharmaceuticals, plc

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

I will take your last question. No, they will not ultimately lower the tax rate. I mean, there could be some things that we have recently done that we could maybe tuck into this structure, but certainly all future M&A can get tucked into this structure.

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

And I think that is an important point that you missed, in your summary of all the advantages of this. Adam, I think previously mentioned that our tax rate would probably go from high 30%s to mid 20%s, but that doesn’t account any new products we might bring into this new more efficient tax structure, which over time would continue to lower the rate.

Operator

All right. We will move to our next question.

Corey Davis - Canaccord Genuity - Analyst

I think it is Corey Davis from Canaccord. Can you hear me?

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

We can.

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

Hey, Corey.

Corey Davis - Canaccord Genuity - Analyst

First question is, and I don’t think this was asked. But when you are talking about accretion and dilution relative to 2015 and 2016, is that relative to some internal targets that we are not aware of, or is that relative to consensus?

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

It is relative to our internal projections.

Corey Davis - Canaccord Genuity - Analyst

And are your internal projections materially different from consensus?

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

We have not released internal projections for those periods, Corey.

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JULY 08, 2014 / 10:00PM GMT, SLXP - Salix Pharmaceuticals to Combine with Cosmo

Technologies to Form Salix Pharmaceuticals, plc

Corey Davis - Canaccord Genuity - Analyst

Got it. Second question is, in talking about your tax rate moving down, how much of your current IP-base do you plan on moving over to Ireland? And what is the tax leakage and 2015, or another way of stating that, is there going to be some type of up-front cost that you will bake into the deal price for moving that IP?

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

No.

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

No. We are not going to be moving that IP. So what is within Salix right now will remain that way. So we will — we have the Irish, obviously the Irish, the Cosmo Tech Irish subsidiary that has everything in that we are acquiring in this transaction, so that will remain there. And then, any future M&A will go into that structure.

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

Possibly our tax-related (inaudible).

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

Yes, things that we have done recently, possibly we can restructure and put into the new structure.

Corey Davis - Canaccord Genuity - Analyst

Okay. And third question, a big part of — to my understanding of these tax inversions has to do with how you structure intercompany debt, and you don’t really have a lot of debt right now. But for future transactions, the question is, are you willing to lever up to do more M&A via debt? I mean, is that the way that you get to the lower tax structure?

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

Well, as I mentioned before, it is the timing of getting this new structure in place, that is driving the amount of dilution that is occurring in 2015. Once that structure gets in place, then moving forward, it can help with the accretion and growing the accretion thereafter.

Corey Davis - Canaccord Genuity - Analyst

Okay. I think I got it. Congrats on the transaction. Thank you.

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

Thanks.

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

Thanks, Corey.

Operator

We will now go to our next question.

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JULY 08, 2014 / 10:00PM GMT, SLXP - Salix Pharmaceuticals to Combine with Cosmo

Technologies to Form Salix Pharmaceuticals, plc

Jason Gerberry - Leerink Partners - Analyst

Hello, good evening. This is Jason Gerberry from Leerink Partners. Just a couple questions. Just with any of your assumptions for 2016, could you just comment — it looks like [Lialda] is probably maybe the royalty check that Cosmo gets, a pretty big driver of their net profits. What are your assumptions regarding that product going generic? I know that — I think [Actavis] got a court win, and there is a potential scenario where that product could go generic in a couple of years. Just wondering how you are thinking through that? And then, just with outstanding anti-tax inversion legislation, just sort of curious how you sort of thought about that, the risk factor with deals — potentially some deals that were done after May 8, maybe being retroactively un-inverted for lack of better term?

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

Yes. Jason, I was just going to say Lialda is not a part of this acquisition. So we are not collecting any royalties from Lialda as a part of this.

Jason Gerberry - Leerink Partners - Analyst

Okay, my bad.

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

As far as the current discussion or political considerations driving the current conversation around inversions, as fiduciaries of our Company we feel like that we have to make the best decisions within the current law to provide value for our shareholders and grow our business in as efficient and productive way as possible. And we believe that this transaction goes a long ways towards enabling us to do that. So we believe we have every right to do this transaction, and in fact we are very excited about it. It is something our shareholders have talked to us about numerous times, and have in fact encouraged us to do. So we are very pleased to be able to deliver this for the shareholders of Salix.

Jason Gerberry - Leerink Partners - Analyst

Got it. And maybe just one follow up, could you please comment maybe on the M&A front, now that you have got this deal in place, how you think about maybe your M&A priorities changing going forward? Maybe if you can just provide a little bit more color there? Thanks.

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

We have always been active, very active in business development, and we wouldn’t expect anything in our activity level to change. We do believe this makes us certainly able to compete at the highest levels. We believe it makes us very competitive, and could be advantageous to us in certain circumstances.

Jason Gerberry - Leerink Partners - Analyst

Okay. Thank you.

Operator

We will go to our next question.

Greg Gilbert - DB - Analyst

Thanks. It is [Greg Gilbert] from [DB]. Can you hear me okay?

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JULY 08, 2014 / 10:00PM GMT, SLXP - Salix Pharmaceuticals to Combine with Cosmo

Technologies to Form Salix Pharmaceuticals, plc

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

Yes, we can. Hello, Greg.

Greg Gilbert - DB - Analyst

Hello. I have a couple, first is, can you talk about what substance activities you expect will occur in Ireland, once you get the deal closed and the structure in place, are you sort of planning to build any substance there? Secondly, you may have said this already, but are there any deal closing contingencies related to tax law, or anything that’s international in nature that is not typical for let’s say, a more US-centric deal? And that’s it. Thank you.

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

We have said that we believe that this deal will close in fourth quarter, whether it is early fourth quarter or late fourth quarter remains to be seen. But it is our understanding, from all of our advisors that as long as that happens, we should be just fine with this closing, and going through as we expect it to do. As far as Ireland, we will have an office. We, in fact we already have an office there, staffed with just a few people, and we will continue to have that presence there. And, of course, we will do — we will be doing Board meetings across the pond as they say. But as far as the building manufacturing plants or infrastructure in Europe to support a sales and marketing organization, that is not our intent. We are focused on continuing to grow our business here in the US as we have always done.

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP Finance & Administration, CFO

Greg, we will have to put in some substance in Ireland as well, as part of this.

Greg Gilbert - DB - Analyst

Okay. Thanks.

Operator

That concludes today’s question and answer session. At this time, I turn the call back over to Carolyn Logan for any additional or closing remarks.

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

I would just like to say thank you to everyone for getting on the call. We realize this was short notice, and we look forward to seeing many of you tomorrow at our Investor Day. So have a great evening. Bye-bye.

Operator

That does conclude today’s conference. We thank you for your participation. You may now disconnect.

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JULY 08, 2014 / 10:00PM GMT, SLXP - Salix Pharmaceuticals to Combine with Cosmo

Technologies to Form Salix Pharmaceuticals, plc

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Please Note: The statements provided herein that are not historical facts are or might constitute projections and other forward-looking statements regarding future events. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, our expectations might not be attained. Forward-looking statements are just predictions and are subject to known and unknown risks and uncertainties that could cause actual events or results to differ materially from expected results. Factors that could cause actual events or results to differ materially from those described herein include, among others: uncertainties as to the ability to successfully complete the proposed transaction in accordance with its terms and in accordance with the expected schedule; the possibility that competing offers will be made; the possibility that various closing conditions for the proposed transaction may not be satisfied or waived, including that a governmental entity may prohibit or refuse to grant any approval required for the consummation of the proposed transaction; the unpredictability of the duration and results of regulatory review of New Drug Applications, Biologics License Agreements, and Investigational NDAs; generic and other competition in an increasingly global industry; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; post-marketing approval regulation, including the ongoing Department of Justice investigation of Salix’s marketing practices; market acceptance for approved products; revenue recognition and other critical accounting policies; the need to acquire new products; general economic and business conditions; and other factors. Readers are cautioned not to place undue reliance on the forward-looking statements included herein, which speak only as of the date hereof. Salix does not undertake to update any of these statements in light of new information or future events, except as required by law. The reader is referred to the documents that Salix files from time to time with the SEC.

Important Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transaction and required stockholder approval, Cosmo Pharmaceuticals S.p.A, Cosmo Technologies Limited and Salix will file relevant materials with the SEC, including a proxy statement/prospectus contained in a registration statement on Form S-4, which will be mailed to the stockholders of Salix after the registration statement is declared effective. The registration statement has not yet become effective.

SALIX’S STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS, AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TRANSACTION, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Salix’s stockholders may obtain a free copy of the proxy statement/prospectus, when it becomes available, and other documents filed by Salix at the SEC’s web site at www.sec.gov. Copies of Salix’s filings with the SEC may be obtained free of charge at the “Investors” section of Salix’s website at www.salix.com or by contacting the Investor Relations Department of Salix at 919-862-1000.

Participants in the Solicitation

Salix and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Information regarding the interests of such directors and executive officers was included in Salix’s Proxy Statement for its 2014 Annual Meeting of Stockholders filed with the SEC on April 28, 2014 and information concerning the participants in the solicitation will be included in the proxy statement/prospectus relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s website at www.sec.gov and from Salix on its website or by contacting the Investor Relations Department at the telephone number above.

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